END-RILA-IND(3/21) 1 PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION, PHOENIX ARIZONA ENDORSEMENT ANNUITY NUMBER: [001-00001] EFFECTIVE DATE: [Contract Issue Date] This Endorsement is made a part of your Annuity. The purpose of this Endorsement is to modify the definition of “Index” in your contract as follows: Index: The underlying Index or exchange-traded fund used to value the Index Return based on the performance of the Index Strategies. No other terms, conditions or benefits of your Annuity are modified by this Endorsement. PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION [ Secretary ]